1

EMPLOYMENT AGREEMENT


     THIS EMPLOYMENT AGREEMENT (this "Agreement") is made as of the 1st day of June, 1996 by and between K.A. Burns, an individual
("Employee"), and FAIRFIELD MANUFACTURING COMPANY, INC., an Indiana corporation (the "Company").

     In consideration of the premises and mutual agreements hereinafter set forth, and upon the terms and subject to the conditions contained herein, Employee and the Company hereby agree as follows:

Section 1.     Employment.
     1.1 Term. The Company shall employ Employee, and Employee shall serve the Company, for a two year term beginning on the date of this Agreement and ending on June 1, 1998, unless sooner terminated pursuant to the provisions of this Agreement (the "Term of Employment").
     1.2  Duties.
     (a) Capacity. During the Term of Employment, Employee shall be employed in an executive capacity and shall assume and perform such reasonable executive and managerial responsibilities and duties as may be assigned to him hereafter from time to time by the Chairman of the Executive Committee or the Board of Directors of the Company or their respective successors. Employee will serve as President and Chief Operating Officer of the Company and will report to the Chairman of the Executive Committee or the Board of Directors of the Company and it is the intention of the Company that he remain so employed during the Term of Employment. Such employment shall be changed only to a position of equal or greater executive status and only with the consent of Employee.
     (b) Schedule and Location. During the Term of Employment, Employee shall be employed on a full-time basis. Employee's services during the Term of Employment shall be rendered in accordance with such policies as the Company may establish for the conduct of its respective officers and employees. Employee shall not be required to relocate himself or his office from Lafayette, Indiana in connection with the performance of his duties hereunder without his consent.
     (c) Exclusivity. Without limiting the generality of the foregoing, during the Term of Employment, Employee shall not, without prior written approval of the Chairman of the Executive Committee or the Board of Directors of the Company, render services of a business, professional or commercial nature for compensation to any other entity or person.
     1.3 Compensation. During the Term of Employment, as compensation for the services to be rendered during such period and the other obligations undertaken by Employee hereunder, Employee shall be entitled to the following compensation:
     (a) Salary. The Company shall pay to Employee an annual base salary (the "Base Salary") of $200,000 or such greater amount as may be determined upon a review of Employee's performance to be undertaken by the Chairman of the Executive Committee or the Board of Directors of the Company on an annual basis. During the Term of Employment, Employee's Base Salary shall be payable in accordance with the Company's policy.
     (b) Expenses; Vacation. The Company shall reimburse Employee for his travel and entertainment expenses in connection with his employment hereunder in accordance with the policies of the Company in effect from time to time. During the Term of Employment, Employee shall be entitled to three (3) weeks of vacation and such other fringe benefits, including paid holidays, provided to Company executives as of the effective date of this Agreement.
     (c) Incentive Compensation. During the Term of Employment, Employee shall be entitled to participate in any annual bonus program such as the "1996 Management Incentive Compensation Plan" that may be implemented during the Employee's Term of Employment. Under such annual bonus program that may be implemented, the Employee's target bonus percentage, based on operating performance at the 100% level, will not be less than 40 percent (40%) of his annual salary for such year. In the event the Annual Bonus shall be payable with respect to a period in the year in which the Term of Employment expires that is less than an entire year, the Annual Bonus for such period shall be a pro rata bonus determined by multiplying the Annual Bonus which Employee would have received for the entire year in which the Term of Employment expires, by a fraction, the numerator of which shall be the number of days in that calendar year preceding the expiration of the Term of Employment and the denominator of which shall be 365.
     (d) Additional Benefits. Employee also shall be entitled to receive all benefits for which he is eligible under the terms of any stock option plan, stock purchase plan, bonus or extra compensation plan, pension plan, profit sharing plan, life and medical insurance and reimbursement programs, disability plans and any other plans or arrangements, which plans, programs, or arrangements the Company or its subsidiaries may provide for its executives ("Additional Benefits") from time to time. Additional Benefits shall in all respects be paid in accordance with the then-existing plans, or policies, programs, and/or arrangements establishing or governing such Additional Benefits. The Company and its subsidiaries reserve the right to add, terminate, and/or amend any existing plans, policies, programs, and/or arrangements during the Term of Employment and at any other time.
     (e) Club Membership. Employee shall be provided with a membership to the Lafayette Country Club. Annual dues, monthly assessment fees, special assessments and any business related expenses shall be paid by the Company during the Term of Employment.

Section 2.     Termination of Employment.
     2.1  Right to Terminate.
     (a) Death. This Agreement shall terminate upon Employee's death.
     (b) Disability. In the event that Employee, because of accident, disability or physical or mental illness, is incapable of performing his duties hereunder, the Company shall have the right to terminate Employee's employment hereunder upon 30 days prior written notice to Employee. For purposes of this Section 2.1 (b), Employee shall be deemed to have become incapable of performing his duties hereunder if he shall have been incapable of so doing for (a) a continuous period of 120 days and remain so incapable at the end of such 120-day period, or (b) periods amounting in the aggregate to 120 days within any one period of 365 days and remain so incapable at the end of such aggregate period of 120 days.
     (c) Cause. The Company shall have the right to terminate Employee's employment hereunder for cause. The term "cause" shall mean (i) the willful and negligent failure or refusal by Employee to perform his duties hereunder, (ii) the willful engaging by Employee in misconduct which is materially injurious to the Company, monetarily or otherwise, or (iii) the conviction of the Employee of, or the entering of a plea of nolo contendere by Employee with respect to, a felony.
     (d) Other. The Company shall have the right to terminate Employee's employment hereunder for any other reason not specified in this Section 2.1 upon 30 days' prior written notice to Employee.
     (e) By Employee For Cause. Employee shall have the right to terminate this Agreement upon 30 days' prior written notice to the Company if at any time during the Term of Employment (i) another person shall be appointed as President without Employee's consent or Employee shall be assigned duties materially inconsistent with and inferior to the duties of his position as described in Section 1.2
(a), (ii) the principal executive offices of the Company shall be transferred or attempted to be transferred from the geographical vicinity of Lafayette, Indiana without Employee's consent, or (iii) the Company shall materially breach or fail to comply with a material provision of the Agreement which, if curable, remains uncured for 30 days after notice thereof from Employee.
     (f) Otherwise By Employee. Employee shall have the right to terminate his employment hereunder for any other reason not specified in this Section 2.1 upon 30 days' prior written notice to the Company.
     2.2  Rights of Employee Upon Termination.
     (a) Upon the death of Employee, the Company and its subsidiaries shall have no further obligation to Employee under this Agreement except to reimburse Employee's estate for expenses incurred by Employee prior to his death and to distribute to Employee's estate or designated beneficiary Employee's Base Salary due pursuant to Section
1.3 (a) hereof up to the date of the next payment period subsequent to his death and the pro rata portion of the Annual
Bonus that would have been paid to Employee with respect to such year in accordance with Section 1.3 (c).

     (b) Upon the termination of Employee's employment pursuant to Sections 2.1 (b),
2.1 (c) or 2.1 (f), the Company and its subsidiaries shall have no further obligation to Employee under this Agreement except to reimburse him for expenses incurred prior to the date of termination and distribute to Employee Employee's Base Salary due pursuant to
Section 1.3 (a) hereof up to the date of termination and, in the case of termination pursuant to Section 2.1 (b), the pro rata portion of the Annual Bonus payable with respect to such year in accordance with
Section 1.3 (c).
     (c)  Upon the termination of Employee's employment pursuant to
Section 2.1 (d) or (e) hereof, the Company shall be obligated to reimburse Employee for expenses incurred prior to the date of termination and to distribute to Employee Employee's Base Salary due pursuant to Section 1.3 (a) hereof up to June 1, 1998 and the pro rata portion of the Annual Bonus payable with respect to the year in which termination of Employee's employment occurred in accordance with
Section 1.3 (c).
     (d) Nothing in this Agreement shall limit the right of Employee and his family to continue to receive Additional Benefits for which he or his family are eligible at the time of his death or other termination of employment under the terms of the then existing plans, policies, programs or arrangements. For purposes of eligibility for retiree benefits pursuant to such plans, policies, programs, and arrangements, Employee shall be considered to have remained employed until June 1, 1998 and to have retired on that day unless termination of Employee's employment is pursuant to Sections 2.1 (c) or 2.1 (f) hereof, in which case the actual date of termination of employment shall govern. Amounts which are vested benefits or which Employee is otherwise entitled to receive under any plan, policy, program or arrangement at or subsequent to the date of termination of employment shall be payable in accordance with such plan, policy, program or arrangement.





Section 3.     Miscellaneous.
     3.1 Amendment. This Agreement may be amended only by a writing executed by the parties hereto.
     3.2 Entire Agreement. This Agreement and the other agreements expressly referred to herein set forth the entire understanding of the parties hereto regarding the subject matter hereof and supersede all prior contracts, agreements, arrangements, communications, discussions, representations and warranties, whether oral or written, between the parties regarding the subject matter hereof.
     3.3 Notices. Any notice, request, consent and other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given (a) when received if personally delivered, or (b) within 5 days after being sent by registered or certified mail, return receipt requested, postage prepaid, to the parties (and to the persons to whom copies shall be sent) at their respective addresses set forth below.

     If to the Company:

          c/o Lancer Industries Inc.
          450 Lexington, Suite 3350
          New York, NY  10017
          Attn:  Peter A. Joseph

     If to the Employee:

          Ken Burns
          204 Trace Two
          West Lafayette, IN  47906

Any party by written notice to the other party may change the address or the persons to whom notices or copies thereof shall be directed.
     3.4 Assignment. This Agreement shall be binding upon and inure to the benefit of the heirs, successors, representatives and assigns of each party hereto, but no rights, obligations or liabilities of Employee hereunder shall be assignable without the prior written consent of the Company.
     3.5 GOVERNING LAW. THIS AGREEMENT SHALL IN ALL RESPECTS BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF INDIANA. EACH PARTY AGREES TO SUBMIT TO THE PERSONAL JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN THE STATE OF INDIANA.
     3.6 Severability. Each section and subsection of this Agreement constitutes a separate and distinct provision hereof. It is the intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applicable in each jurisdiction in which enforcement is sought. Accordingly, if any provision of this Agreement shall be adjudicated to be invalid, ineffective or unenforceable, the remaining provisions shall not be affected thereby. The invalid, ineffective or unenforceable provision shall, without further action by the parties, be automatically amended to effect the original purpose and intent of the invalid, ineffective or unenforceable provision; provided, however, that such amendment shall apply only with respect to the operation of such provision in the particular jurisdiction with respect to which such adjudication is made.
     3.7 Waivers. Any waiver by any party of any violation of, breach of or default under any provision of this Agreement, by the other party shall not be construed as, or constitute, a continuing waiver of such provision, or waiver of any other violation of, breach of or default under any other provision of this Agreement.
     3.8 Headings. The headings in this Agreement are solely for convenience of reference and shall not be given any effect in the construction or interpretation of this Agreement.
     3.9 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which together with constitute one and the same instrument.
     3.10 Subsidiaries, Divisions and Affiliates. For the purposes of this Agreement, including, without limitation, Section 2 hereof, the "Company" shall include its subsidiaries, divisions, parents and affiliates as they may exist from time to time. For the purposes of this Agreement, the term "affiliate" shall mean any firm or corporation that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the person specified.
     3.11 Third Parties. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person or entity other than the Company and Employee and his estate and the members of his family as specifically provided herein any rights or remedies under, or by reason of, this Agreement.
     3.12 Income Tax Reporting. Employee shall report the Base Salary to be paid hereunder as earned income for Federal, State and local tax income tax purposes.
     3.13 Survival of Certain Obligations. The obligations of the Company and Employee set forth in this Agreement which by their terms extend beyond or survive the termination of the Term of Employment shall not be affected or diminished in any way by the termination of the Term of Employment.

     IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed and delivered by its duly authorized officer, and Employee has duly executed and delivered this Agreement, as of the date first written above.



K.A. Burns


FAIRFIELD MANUFACTURING COMPANY, INC.



By:
        Wolodymyr Lechman
        Chairman of the Board